Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

S-4

(Form Type)

CHW Acquisition Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title (1)	Fee Calculation or Carry Forward Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (7)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common stock (3)	457(c), 457(f)(1)	15,687,500	$9.80	$153,737,500 (6)	0.0000927	$14,251.47
	Equity	Common stock (4)	457(c), 457(f)(1)	53,640,000	$9.80	$525,672,000 (6)	0.0000927	$48,729.80
	Equity	Common stock (5)	457(c)	300,000	$9.80	$2,940,000 (6)	0.0000927	$272.54
	Equity	Warrants to purchase common stock (8)	457(c), 457(f)(1)	16,738,636	$0.32	$5,356,364 (9)	0.0000927	$496.54
	Equity	Common stock issuable upon exchange of CHW warrants (10)	457(g)	16,738,636	$11.50	$192,494,314 (11)	0.0000927	$17,844.23
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$880,200,178	0.0000927	$81,594.58
	Total Fees Previously Paid							—

Total Fee Offsets	—
Net Fee Due	$81,594.58

(1)

Prior to the consummation of the business combination described in the proxy statement/prospectus forming part of this registration statement (the “proxy statement/prospectus”), CHW Acquisition Corporation, a Cayman Islands exempted company (“CHW”) intends to effect the Domestication (as defined in the proxy statement/prospectus). As used herein, “New Wag!” refers to CHW after the Domestication. All securities being registered will be issued by the continuing entity following the Domestication and the business combination described in this proxy statement/prospectus (“New Wag!”), which will thereafter be renamed “Wag! Group Co.”, as further described in the proxy statement/prospectus.

(2)

Pursuant to Rule 416(a) promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(3)

Based on the maximum number of shares of common stock, par value $0.0001 per share, of New Wag! (“common stock”) estimated to be issued, or issuable, by New Wag! in connection with the Domestication. Such maximum number of shares of New Wag! common stock is based on the sum of the shares of common stock payable upon cancellation and conversion of (i) 12,500,000 ordinary shares, par value $0.0001 per share, of CHW (“CHW ordinary shares”) that were sold pursuant to CHW’s registration statement on Form S-1 (File Nos. 333-254422 and 333-259182) as part of the units in CHW’s initial public offering (the “IPO”), (ii) 3,125,000 CHW ordinary shares held by CHW Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”) and certain anchor investors, and (iii) 62,500 CHW ordinary shares issued to the designees of the underwriters of the IPO on the date of the IPO.

(4)

Represents the maximum number of shares of New Wag! common stock that may be issued as merger consideration, consisting of: (i) 30,000,000 shares of common stock that may be issued in connection with the Business Combination (as defined in the proxy statement/prospectus) as consideration for shares of common stock, par value $0.0001 per share, of Wag Labs, Inc. (“Wag!”) (including such shares resulting from the conversion of shares of preferred stock of Wag! into shares of common stock of Wag!), (ii) 1,100,000 shares of common stock that may be issued as consideration for shares of Series P preferred stock, par value $0.0001 per share, of Wag!, (iii) 170,000 shares of common stock that may be issued in connection with previously issued restricted stock units (“RSU”) awards, (iv) 7,370,000 shares of common stock that may be issued in connection with the previously issued stock options, and (v) 15,000,000 shares of common stock to be issued as earnout consideration in the Business Combination and subject to vesting and forfeiture events under the terms of the documents governing the Business Combination.

(5)	Based on the maximum number of shares of common stock estimated to be issued, or issuable, by New Wag! as New Wag! Community Shares (as defined in the proxy statement/prospectus).
(6)

Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is an amount calculated as the product of (i) 69,627,500 shares of common stock, the estimated maximum number of shares of common stock that may be issued or issuable in connection with the Business Combination, and (ii) $9.80, the average of the high and low trading prices of the ordinary shares on February 9, 2022.

(7)	Calculated pursuant to Rule 457 promulgated under the Securities Act by determining the product of (i) the proposed maximum aggregate offering price and (ii) 0.0000927.
(8)

Represents (i) 12,500,000 warrants to acquire ordinary shares that were sold as part of the units in CHW’s initial public offering and (ii) 4,238,636 warrants to acquire ordinary shares that were sold to the Sponsor in a private placement. All such warrants will be converted into warrants to acquire shares of New Wag! common stock in connection with the Domestication.

(9)

Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is an amount equal to the product of (i) 16,738,636 warrants, the estimated maximum number of warrants that may be issued in connection with the Business Combination, and (ii) $0.32, the average of the high and low trading prices of the warrants of CHW (“CHW warrants”) on February 9, 2022.

(10)	Represents New Wag! common stock issuable upon the exercise of New Wag! warrants.
(11)

Pursuant to Rule 457(g) promulgated under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is an amount equal to the product of (i) 16,738,636 shares of New Wag! common stock, the estimated maximum number of shares of New Wag! common stock that may be issued upon exercise of New Wag! warrants, and (ii) $11.50, the exercise price of the New Wag! warrants.